Exhibit 99.1

USANA Health Sciences Reports Second Quarter Net Sales of $238 Million and Diluted EPS of $0.89

SALT LAKE CITY--(BUSINESS WIRE)--July 25, 2023--USANA Health Sciences, Inc. (NYSE: USNA) today announced financial results for its fiscal second quarter ended July 1, 2023.

Key Financial & Operating Results

  Second quarter net sales were $238 million versus $264 million during the second quarter of 2022.
  Second quarter diluted EPS was $0.89 as compared with $1.00 during the second quarter of 2022.
  Fiscal 2023 net sales and diluted EPS guidance updated to $900 to $950 million and $2.65 to $3.30, respectively, from $875 million to $950 million and $2.40 to $3.30.

Q2 2023 Financial Performance

Consolidated Results
Net Sales	$238 million	-10% vs. Q2 2022 -6% constant currency vs. Q2 2022 -$10 million YOY FX impact, or -4% -4% sequentially -2% constant currency sequentially
Diluted EPS	$0.89	-11% vs. Q2 2022 -6% sequentially Diluted shares of 19.4 million
Active Customers	487,000	-13% vs. Q2 2022 -1% sequentially

“USANA’s second quarter results were modestly ahead of internal expectations, highlighted by sequential improvement in mainland China and continued progress on several key strategic initiatives,” said Jim Brown, President and Chief Executive Officer.

“Net sales in the second quarter declined 4% sequentially when compared to the first quarter of 2023. Net sales in the first quarter benefitted from increased demand for several of our health products in China following the government’s shift in COVID policy. In addition, the announcement of product price increases in several markets stimulated purchasing ahead of those increases. Collectively, these two events contributed an estimated $25 million to top line results in the first quarter of 2023.

“Our leadership team continued to emphasize in-person engagement with our Associate leaders through live events and meetings across several of our key markets. Notably, during the second quarter, we held both our Asia Pacific Convention in South Korea and our national sales meeting in China. Both of these events generated strong attendance and enthusiasm. At these events we also announced USANA’s plans to open our 25th global market, India, where our team is diligently working to commence operations in late 2023. Although we anticipate that it will take time to build our business in this new market, we are confident that India will contribute to the long-term growth of USANA over the coming years.”

Q2 2023 Regional Results:

Asia Pacific Region
Net Sales	$194 million	-11% vs. Q2 2022 -7% constant currency vs. Q2 2022 -3% sequentially -1% constant currency sequentially 81% of consolidated net sales
Active Customers	384,000	-12% vs. Q2 2022 -1% sequentially
Asia Pacific Sub-Regions
Greater China
Net Sales	$129 million	-9% vs. Q2 2022 -4% constant currency vs. Q2 2022 +4% sequentially +6% constant currency sequentially
Active Customers	251,000	-10% vs. Q2 2022 +4% sequentially
North Asia
Net Sales	$26 million	-11% vs. Q2 2022 -7% constant currency vs. Q2 2022 -14% sequentially -11% constant currency sequentially
Active Customers	51,000	-11% vs. Q2 2022 -6% sequentially
Southeast Asia Pacific
Net Sales	$39 million	-18% vs. Q2 2022 -14% constant currency vs. Q2 2022 -15% sequentially -13% constant currency sequentially
Active Customers	82,000	-20% vs. Q2 2022 -9% sequentially
Americas and Europe Region
Net Sales	$44 million	-5% vs. Q2 2022 -5% constant currency vs. Q2 2022 -8% sequentially -9% constant currency sequentially 19% of consolidated net sales
Active Customers	103,000	-15% vs. Q2 2022 -2% sequentially

“Our strategic focus remains squarely on increasing the number of Active Customers. In addition to the emphasis on in-person meetings and events, our efforts include new market expansion, incentive opportunities for our salesforce, the ongoing pursuit of accretive acquisition opportunities, and expanding our digital commerce capabilities,” continued Mr. Brown. “We remain optimistic that the successful execution of our strategies will position USANA for a return to long-term growth.”

Fiscal Year 2023 Outlook

The Company is raising the lower end of its net sales and earnings per share outlook for fiscal year 2023 as follows:

Fiscal Year 2023 Outlook
	Revised Range	Previous Range
Consolidated Net Sales	$900 - $950 million	$875 - $950 million
Diluted EPS	$2.65 - $3.30	$2.40 - $3.30

“A large global promotion was offered in the second quarter of 2022, which did not reoccur in 2023 and created a difficult year-over-year comparison for the current year quarter. Operating results in the second quarter of 2023, however, were modestly ahead of internal expectations due, in part, to a strong response to a local sales promotion offered in mainland China,” said Doug Hekking, Chief Financial Officer.

“Although the first half of this year benefitted from certain discrete sales activity not expected to recur in the back half of the year, our year-to-date results coupled with planned initiatives for the remainder of the year provide us confidence to raise the bottom-end of our full year guidance. We will continue investing in strategies designed to deliver sustainable long-term growth while managing costs in line with forecasted sales levels.”

Balance Sheet and Share Repurchase Activity

The Company generated $10 million of operating cash flow during the second quarter and ended the quarter with $300 million in cash and cash equivalents while remaining debt-free. The Company did not repurchase shares during the quarter and, as of July 1, 2023, had approximately $83 million remaining under the current share repurchase authorization.

Management Commentary Document and Conference Call

For further information on the USANA’s operating results, please see the Management Commentary document, which has been posted on the Company’s website (http://ir.usana.com) under the Investor Relations section. USANA’s management team will hold a conference call and webcast to discuss today’s announcement with investors on Wednesday, July 26, 2023 at 11:00 AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://ir.usana.com. The call will consist of brief opening remarks by the Company’s management team, followed by a questions and answers session.

Non-GAAP Financial Measures

The Company prepares its financial statements using U.S. generally accepted accounting principles (“U.S. GAAP” or “GAAP”). Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates (“FX”) and help facilitate period-to-period comparisons of the Company’s Financial Results that we believe provide investors an additional perspective on trends and underlying business results. Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.

About USANA

USANA develops and manufactures high-quality nutritional supplements, functional foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia, Indonesia, Germany, Spain, Romania, and Italy. More information on USANA can be found at www.usana.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including: uncertainty related to the COVID-19 pandemic (“COVID-19”) to our business, operations and financial results; the potential for a resurgence of COVID-19 spread in any of our markets in the future; the impact of COVID-19 on the domestic and world economies, including any negative impact on discretionary spending, consumer demand, and consumer behavior in general; regulatory risk in China in connection with the health products and direct selling business models; regulatory risk in the United States in connection with the direct selling business model; potential negative effects of deteriorating foreign and/or trade relations between the United States and China; compliance with data privacy and security laws and regulations in our markets around the world; potential negative effects from geopolitical relations and conflicts, including the Russia-Ukraine conflict; potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; global economic conditions generally, including increasing inflationary pressure around the world and any negative impact on our operating costs, consumer demand and consumer behavior in general; reliance upon our network of independent Associates; risk associated with governmental regulation of our products, manufacturing and direct selling business model; adverse publicity risks globally; risks associated with our international expansion and operations; and uncertainty relating to the fluctuation in U.S. and other international currencies. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this press release set forth our beliefs as of the date hereof. We do not undertake any obligation to update any forward-looking statement after the date hereof or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

USANA Health Sciences, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	1-Jul-23	2-Jul-22	1-Jul-23	2-Jul-22

Net sales	$238,202	$264,474	$486,562	$537,341
Cost of sales	43,326	49,517	91,845	100,900
Gross profit	194,876	214,957	394,717	436,441
Operating expenses:
Associate incentives	102,380	119,204	208,450	238,824
Selling, general and administrative	68,096	66,387	135,022	135,184
Earnings from operations	24,400	29,366	51,245	62,433
Other income (expense), net	2,410	(58)	4,066	162
Earnings before income taxes	26,810	29,308	55,311	62,595
Income taxes	9,518	10,151	19,636	20,969
NET EARNINGS	$17,292	$19,157	$35,675	$41,626

Earnings per share - diluted	$0.89	$1.00	$1.84	$2.15
Weighted average shares outstanding - diluted	19,427	19,244	19,377	19,362

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of	As of
	1-Jul-23	31-Dec-22
ASSETS
Current Assets
Cash and cash equivalents	$300,183	$288,420
Inventories	61,962	67,089
Prepaid expenses and other current assets	25,501	28,873
Total current assets	387,646	384,382

Property and equipment, net	95,736	97,773
Goodwill	16,859	17,368
Intangible assets, net	29,997	32,432
Deferred tax assets	15,914	9,799
Other assets*	56,528	54,795
Total assets	$602,680	$596,549

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$9,273	$11,049
Other current liabilities	104,566	132,784
Total current liabilities	113,839	143,833

Deferred tax liabilities	4,796	4,071
Other long-term liabilities	15,221	14,173

Stockholders' equity	468,824	434,472
Total liabilities and stockholders' equity	$602,680	$596,549

*Includes noncurrent inventories of $4,390 and $3,479 as of 1-Jul-23 and 31-Dec-22, respectively. Total inventories were $66,352 and $70,568 as of 1-Jul-23 and 31-Dec-22, respectively.

USANA Health Sciences, Inc.
Sales by Region
(In thousands)
(Unaudited)

	Quarter Ended
	July 1, 2023		July 2, 2022		Change from prior year		Currency impact on sales	% change excluding currency impact
Asia Pacific
Greater China	$128,749	54.1%	$140,775	53.2%	$(12,026)	(8.5%)	$(6,948)	(3.6%)
Southeast Asia Pacific	39,337	16.5%	47,830	18.1%	(8,493)	(17.8%)	(1,573)	(14.5%)
North Asia	25,529	10.7%	28,803	10.9%	(3,274)	(11.4%)	(1,140)	(7.4%)
Asia Pacific Total	193,615	81.3%	217,408	82.2%	(23,793)	(10.9%)	(9,661)	(6.5%)

Americas and Europe	44,587	18.7%	47,066	17.8%	(2,479)	(5.3%)	94	(5.5%)
	$238,202	100.0%	$264,474	100.0%	$(26,272)	(9.9%)	$(9,567)	(6.3%)

Active Associates by Region(1)
(Unaudited)

	As of
	July 1, 2023		July 2, 2022
Asia Pacific
Greater China	71,000	34.1%	77,000	32.9%
Southeast Asia Pacific	57,000	27.4%	69,000	29.5%
North Asia	33,000	15.9%	36,000	15.4%
Asia Pacific Total	161,000	77.4%	182,000	77.8%

Americas and Europe	47,000	22.6%	52,000	22.2%
	208,000	100.0%	234,000	100.0%
Active Preferred Customers by Region (2)
(Unaudited)

	As of
	July 1, 2023		July 2, 2022
Asia Pacific
Greater China	180,000	64.5%	201,000	61.8%
Southeast Asia Pacific	25,000	9.0%	34,000	10.5%
North Asia	18,000	6.4%	21,000	6.5%
Asia Pacific Total	223,000	79.9%	256,000	78.8%

Americas and Europe	56,000	20.1%	69,000	21.2%
	279,000	100.0%	325,000	100.0%
(1)	Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased from us any time during the most recent three-month period, either for personal use or resale.
(2)	Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased from us any time during the most recent three-month period. China utilizes a Preferred Customer program that has been implemented specifically for that market.

Contacts

Investor contact:
Andrew Masuda
Investor Relations
(801) 954-7201
investor.relations@usanainc.com

Media contact:
Dan Macuga
Public Relations
(801) 954-7280